Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2025, except for the effects of the reverse stock split described in Note 1, as to which the date is January 5, 2026, relating to the consolidated financial statements of MetaVia Inc. (the Company), which is contained in the Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
Boston, Massachusetts
January 12, 2026